UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2010

CARPENTER TECHNOLOGY CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-5828	23-0458500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

P.O. Box 14662, Reading, Pennsylvania, 19612

(Address of Principal Executive Offices, including Zip Code)

(610) 208-2000

(Registrant’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 20, 2010, Carpenter Technology Corporation (the “Company”) entered into a Supplemental Separation Pay Agreement (the “Agreement”) with Anne L. Stevens, the Company’s former Chairman, President and Chief Executive Officer. A copy of the Agreement is attached as Exhibit 10.1 to this Form 8-K.

In addition to the summary below of the material terms and conditions of the Agreement, additional information concerning Ms. Stevens’ rights and obligations under the Agreement is incorporated by reference from the Agreement.

Subject to Ms. Stevens’ compliance with the terms of the Agreement, the Company agreed to provide Ms. Stevens with the following payment and benefits:

(a) a lump sum cash payment of $1,760,000 (less tax withholding required by applicable law); and

(b) continued health insurance coverage, at no cost to Ms. Stevens, for Ms. Stevens and her eligible dependents until November 9, 2011 (or until such earlier date as she or her eligible dependents first become eligible for coverage under Medicare or a new employer’s group plan).

Ms. Stevens and the Company agreed not to disparage one another and also agreed to a mutual release of claims. In addition, Ms. Stevens agreed to customary post-employment cooperation provisions. Finally, Ms. Stevens affirmed her obligations under the restrictive covenants contained in her original employment agreement and confirmed the scope of the non-competition covenant therein contained.

Item 9.01.	Financial Statements and Exhibits

Exhibit

10.1	Supplemental Separation Pay Agreement, dated as of July 20, 2010, by and between Carpenter Technology Corporation and Anne L. Stevens

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2010

CARPENTER TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ K. Douglas Ralph
	Name:	K. Douglas Ralph
	Title:	Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Supplemental Separation Pay Agreement, dated as of July 20, 2010, by and between Carpenter Technology Corporation and Anne L. Stevens